EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Safeco 401(k)/Profit Sharing Retirement Plan of our reports dated February 18, 2005, with respect to the consolidated financial statements and schedules of Safeco Corporation, Safeco Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Safeco Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 16, 2005